Exhibit 99.1

5683 Hines Drive
Ann Arbor, Michigan 48108
www.tecumseh.com
FOR IMMEDIATE RELEASE

Tecumseh Products Company Announces it Amended its PNC Bank Credit Facility

Ann Arbor, Mich. - July 29, 2015 - Tecumseh Products Company (Nasdaq: TECU), a leading global manufacturer of compressors and related products, announced today that it has entered into an amendment of its credit facility with PNC Bank, dated as of July 29, 2015. This Amendment positively impacts our North American liquidity by reducing the borrowing base minimum availability threshold from $12.5 million to $5.0 million. In addition, the amendment enhances inventory and accounts receivable eligibility in determining the borrowing base.

"We are excited to announce our continued partnership with PNC. This Amendment to increase our liquidity will enable us to support our new product launches in the medium term, as we continue with our strategic initiatives," said Janice Stipp, Executive Vice President, CFO, Treasurer and Secretary. "We are very pleased with the extended maturity to our revolving credit agreement which secures this additional liquidity over the next five years, as well as our continued relationship with PNC."

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press Releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

Contact:Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com